                                EXHIBIT 99


































                                 EXH 99

                              AFLAC ASSOCIATE

                             STOCK BONUS PLAN





                               WITH RELATED

                              TRUST AGREEMENT





























              AMENDED AND RESTATED AS OF OCTOBER 1, 1992




                                 EXH 99-1

                     AFLAC ASSOCIATE STOCK BONUS PLAN


     The AFLAC Associate Stock Bonus Plan is hereby amended and restated, effective as of October 1, 1992, as follows:


                               ARTICLE 1

                              DEFINITIONS

     As used herein, the following words and phrases shall have the meaning indicated unless otherwise defined or required by the context:

     1.1 "Active Association" shall mean the performance of services by an Associate, Soliciting Broker, Sales Coordinator or Special Associate pursuant to a written contract with the Plan Sponsor for the solicitation of applications for certain insurance products of the Plan Sponsor, and the servicing of accounts, prior to the effective date of any termination of such contract whether for cause or without cause.

     1.2 "Allocation Date" shall mean, with respect to each month, a day, determined in the discretion of the Stock Bonus Management Committee, not later than the last day of the following month.

     1.3 "Associate" shall mean any person or entity associated with the Plan Sponsor pursuant to an Associate's contract pertaining to services in the United States, its territories and possessions, and any other location or country designated by the Plan Sponsor, who is paid on a commission basis and whose Active Association with the Plan Sponsor has not been terminated.

     1.4 "Beneficiary" shall mean the recipient or recipients last designated by a Participant in writing on forms provided by the Plan Sponsor to receive any benefits payable under the Plan upon the death of the Participant.

     1.5 "Board" shall mean the Board of Directors of American Family Life Assurance Company of Columbus.

     1.6 "Bonus Policy/Policies" shall mean those insurance policies issued by the Plan Sponsor which the Plan Sponsor, acting in its sole discretion, designates as "Bonus Policies."

     1.7 "Break in Service" shall mean the period of time commencing on the date on which a Participant's contract or agreement with the Plan Sponsor has been terminated for any reason whatsoever, and ending on the day before the Participant's subsequent Commencement Date.

     1.8 "Commencement Date" shall mean the date on which one first becomes an Associate, Soliciting Broker, Sales Coordinator or Special Associate, or, in the case of a Participant who has incurred a Break in Service, the first date following such Break in Service on which he or she again becomes an Associate, Soliciting Broker, Sales Coordinator or Special Associate.

     1.9 "First Year Premiums" shall mean premiums scheduled to be received for the first twelve months of coverage after a Bonus Policy sold by a Participant is made effective at the home office of the Plan Sponsor.

                                 EXH 99-2

     1.10 "Forfeited Amount" shall mean (i) the cash held in a Participant's Individual Fund Account, and (ii) the number of shares of Stock held in the Participant's Individual Shares Account, all determined on the last business day of the month following the month in which the Participant's Active Association with the Plan Sponsor is terminated.

     1.11 "Individual Accounts" shall mean Participants' Individual Fund Accounts and/or Individual Shares Accounts.

     1.12 "Individual Fund Account" shall mean the Individual Fund Account for a Participant as described in Section 4.1(b).

     1.13 "Individual Shares Account" shall mean the Individual Shares Account for a Participant as described in Section 4.1(a).

     1.14 "Participant" shall mean any Associate, Soliciting Broker, Sales Coordinator or Special Associate participating in this Plan.

     1.15 "Plan" shall mean the AFLAC Associate Stock Bonus Plan, as contained herein and as amended from time to time.

     1.16 "Plan Sponsor" shall mean the American Family Life Assurance Company of Columbus, a Georgia corporation, and any subsidiary or affiliate corporation which may hereafter adopt the Plan with the permission of the Board.

     1.17 "Reporting Month" shall mean a period of time beginning on the day following the close of the previous reporting month and ending on the day that policy accounting is performed for such month.

     1.18 "Sales Coordinator" shall mean any Associate who is also providing services to the Plan Sponsor pursuant to a contract as a District Sales Coordinator, Regional Sales Coordinator, or State Sales Coordinator, and who is paid on a commission basis.

     1.19 "Soliciting Broker" shall mean any Associate who is also providing services to the Plan Sponsor pursuant to a standardized Soliciting Broker contract and who is paid on a commission basis.

     1.20 "Special Associate" shall mean any person or entity associated with the Plan Sponsor pursuant to a special written agreement, who is engaged in the sale of the products of the Plan Sponsor and is paid on a commission basis, and whose Active Association with the Plan Sponsor has not been terminated.

     1.21 "Stock" or "Shares of Stock" shall mean the common stock of AFLAC Incorporated.

     1.22 "Stock Bonus Management Committee" shall mean the Committee which shall oversee the operation of this Plan and shall be composed of the Plan Sponsor's Executive Vice President in charge of domestic operations, its Director of Marketing and its Controller, and/or such other persons as designated from time to time by the Board. The Board may remove any member of this Committee at any time in its absolute discretion.

     1.23 "Trust" shall mean the trust created and existing pursuant to this Plan and designated as the Amended and Restated Trust Agreement dated October 1, 1992, as such Agreement may be amended from time to time.
                                 EXH 99-3

     1.24  "Trustees" shall mean the Trustees of the Trust.

     1.25 "Year of Service" shall mean a period of time in which a Participant has accumulated 365 days of Active Association. Nonsuccessive and less than whole year periods of Active Association shall be aggregated on the basis that 365 days of Active Association equals one whole Year of Service, and a Year of Service shall be expressed as a number of whole years plus a fraction of a year, if any, computed on the same basis. In no event will a Participant accumulate more than one Year of Service for any 12 consecutive-month period.

     1.26 "Years of Credited Service" shall mean the Participant's Years of Service (including whole years plus fractions of a year) during the period from the Participant's Commencement Date until such Participant's Active Association with the Plan Sponsor is terminated, subject to and computed in accordance with the rules on computing Years of Credited Service upon reassociation after a Break in Service as set forth in Section 5.6 of this Plan.


                                  ARTICLE 2
                       ELIGIBILITY AND PARTICIPATION


     2.1 CONDITIONS OF ELIGIBILITY. Each Associate, Soliciting Broker and Sales Coordinator is eligible to become a Participant in the Plan. Special Associates shall be eligible to participate in this Plan only if so provided in the written agreement between the Special Associate and the Plan Sponsor.

     2.2 PARTICIPATION. An individual or entity who was a Participant prior to the effective date of this Plan shall continue to be a Participant. After October 1, 1992, any Associate, Soliciting Broker, Sales Coordinator or, subject to Section 2.1, any Special Associate, shall immediately become a Participant on his or her Commencement Date, unless he or she notifies the Plan Sponsor in writing that he or she will not become a Participant.

     2.3 ACCEPTANCE. The Plan shall not be deemed to constitute a contract between the Plan Sponsor and the Participant or to be consideration, or an inducement, for the association of any Participant. No provision of the Plan shall be deemed to give any Participant the right to be retained in association with the Plan Sponsor, or to interfere with the right of the Plan Sponsor to discharge any Participant at any time regardless of the effect which such discharge will have upon him as a Participant. Each Participant for himself or herself and his or her heirs, assigns and beneficiaries shall be deemed conclusively by his or her act of participation herein, to have agreed to and accepted the terms and conditions of this Plan.


                                ARTICLE 3
                   CONTRIBUTIONS, INVESTMENTS AND EXPENSES

     3.1 CONTRIBUTIONS BY PLAN SPONSOR. All contributions, if any, shall be made out of profits or accumulated profits of the Plan Sponsor; provided, however, that the Board may authorize contributions from other sources. No contributions will be made by any Participant.


                                 EXH 99-4

     3.2 COMPUTATION OF CONTRIBUTIONS FOR BONUS POLICIES MADE EFFECTIVE PRIOR TO OCTOBER 1, 1992.

          (a) Subject to this Section 3.2 and Section 3.4, with respect to Bonus Policies made effective prior to October 1, 1992, the amount of Plan Sponsor contributions made on or before each Allocation Date were equal to the applicable percentage of aggregate First Year Premiums scheduled to be received by the Plan Sponsor on Bonus Policies made effective at the Plan Sponsor's home office during the month to which such Allocation Date related. Such contributions shall be treated as advances by the Plan Sponsor to the Trust until the Plan Sponsor's actual collection of all of such First Year Premiums.

          (b) In the event that a Bonus Policy made effective prior to October 1, 1992 is lapsed or cancelled before all First Year Premiums are collected by the Plan Sponsor, then the Plan Sponsor shall be entitled to recover from the Trust, and there shall be charged against the Participant's Individual Accounts, an amount equal to the applicable percentage of such First Year Premiums which were not collected by the Plan Sponsor.

          (c) In the event a lapsed or cancelled Bonus Policy made effective prior to October 1, 1992 is reinstated during the twelve (12) months immediately following the date on which such Policy was first made effective, the Plan Sponsor shall contribute to the Plan and credit to the Participant's Individual Fund Account an amount for such Bonus Policy equal to the applicable percentage of First Year Premiums scheduled to be received during the months which remain from the date of reinstatement of such Policy to the expiration of the initial twelve (12) month period in order to allow for an offset only for the period of months that such Policy may have actually lapsed during the initial twelve (12) month period.

          (d) For purposes of this Section 3.2, a Bonus Policy shall be deemed to have lapsed at the time, and subject to the conditions, set forth in such Policy; provided, however, that, subject to the terms of such Policy, such time and conditions may be changed by the Plan Sponsor in its sole discretion.

     3.3 COMPUTATION OF CONTRIBUTIONS FOR BONUS POLICIES MADE EFFECTIVE ON OR AFTER OCTOBER 1, 1992. Subject to Section 3.4, with respect to Bonus Policies made effective on or after October 1, 1992, the amount of Plan Sponsor contributions to be made on or before each Allocation Date shall be equal to the applicable percentage of First Year Premiums actually collected by the Plan Sponsor during the month to which such Allocation Date relates.

     3.4 ADDITIONAL CONTRIBUTIONS. In addition to the contributions required pursuant to Section 3.2 or 3.3, the Plan Sponsor shall contribute amounts required pursuant to Section 5.6 relating to crediting of Forfeited Amounts following a Break in Service of less than 12 months.

     3.5 REFUNDS. In the event that the Plan Sponsor, for any reason and acting in its sole discretion, determines to refund all or a part of the First Year Premiums collected on a Bonus Policy, the Plan Sponsor shall be entitled to recover from the Trust, and there may be charged against the Participant's Individual Accounts, an amount equal to the applicable percentage of such First Year Premiums which were refunded.



                                 EXH 99-5

     3.6  OFFSET AGAINST CONTRIBUTIONS; RECOVERY OF CREDITED AMOUNTS.

          (a) Notwithstanding the provisions of Sections 3.2, 3.3 and 3.4, the amount to be contributed by the Plan Sponsor may, in the sole discretion of the Plan Sponsor, be reduced to reflect (1) the amounts recoverable by the Plan Sponsor with respect to lapsed or cancelled Bonus Policies as provided for in Section 3.2(b); (2) the amounts recoverable by the Plan Sponsor with respect to refunded First Year Premiums as provided for in
Section 3.5; or (3) amounts forfeited by Participants as provided in Section
5.5. Alternatively, the Plan Sponsor may, with respect to all or part of such reductions, request that the Plan pay to the Plan Sponsor an amount equal to such reductions.

          (b) On each Allocation Date, the amount to be allocated to a Participant's Individual Fund Account shall be reduced by the sum of amounts recoverable by the Plan Sponsor (1) pursuant to Section 3.2(b) for advances relating to lapsed or cancelled Bonus Policies, and (2) pursuant to Section
3.5 relating to refunded First Year Premiums, for the month to which such Allocation Date relates. If the amount of such reduction exceeds the amount otherwise allocable to the Participant's Individual Fund Account, then the excess shall be applied first to reduce the balance in the Individual Fund Account to zero and then against the balance of the Participant's Individual Shares Account. For purposes of reducing the balance of the Participant's Individual Shares Account, the cost of Shares of Stock shall be deemed to be the weighted average purchase price (including brokerage and other fees directly related thereto) of all Shares of Stock purchased for the Reporting Month to which the Allocation Date relates. If the Participant's Individual Shares Account is thus reduced to zero and the full amount of the reduction has not yet been made, the Participant's Individual Fund Account shall have a negative balance equal to the remaining reduction amount.

          (c) To the extent that the amounts recoverable by the Plan Sponsor have been distributed to a Participant and cannot be recovered pursuant to the procedures set forth in paragraph (b) above, then the amount of such distribution shall create a liability to the Plan Sponsor on the part of the Participant (1) to be charged back as a first lien against future earned commissions on first year or renewal business written by the Participant, or (2) to be paid to the Plan Sponsor on demand of the Participant.

     3.7 APPLICABLE PERCENTAGE FOR BONUS POLICIES. Subject to Sections 3.2, 3.3, 3.5 and 3.6, the applicable percentage of First Year Premiums received on Bonus Policies shall be as follows:

          (a) ASSOCIATES AND SOLICITING BROKERS. The Plan Sponsor shall contribute three and one-half percent (3.5%) (or such other percentage as is determined to be appropriate by the Stock Bonus Management Committee) of the First Year Premiums scheduled to be received (for purposes of Section 3.2(a)) or actually received (for purposes of Section 3.3) for each Bonus Policy sold by a Participant.

          (b) SALES COORDINATORS. The Plan Sponsor shall contribute seven-tenths of one percent (.7%) (or such other percentage as is determined to be appropriate by the Stock Bonus Management Committee) of the First Year Premiums scheduled to be received (for purposes of Section 3.2(a)) or actually received (for purposes of Section 3.3) for each Bonus Policy sold by a Participant who is assigned in writing to a Sales Coordinator.

                                 EXH 99-6

          (c) SPECIAL ASSOCIATES. The applicable percentage of First Year Premiums to be contributed with respect to Bonus Policies sold by a Special Associate shall be determined in accordance with the written agreement between the Special Associate and the Plan Sponsor.

     3.8 DESIGNATION OF BONUS POLICIES. All Participants shall be informed as to those policies that are designated as Bonus Policies for purposes of the Plan.

     3.9 INVESTMENT OF CONTRIBUTIONS; TRUST. All contributions or advances made to the Plan shall be made to the Trust. The Trustees of the Trust shall be appointed by the Board and may consist of one or more in number. Trustees may be employees of the Plan Sponsor. Unless otherwise determined by the Trustees, all amounts held by the Trust shall be invested in Stock or in as much Stock as is available, and all Stock purchased by the Trust shall be purchased in the open market. Pending investment in Stock, amounts in the Trust shall be held in cash or cash equivalents. The Trustees, in their sole discretion, shall purchase Stock at such time and in such amounts as they deem to be reasonable and practicable, provided all such purchases shall be in accordance with applicable provisions of the federal securities law.

     3.10 EXPENSES. Subject to the provisions of Section 7.3, the Plan Sponsor shall bear all costs incurred in the operation of the Plan other than brokerage and other fees directly related to the purchase of Shares of Stock or other permitted investments. Such brokerage and other related fees shall be charged against the investments prior to allocation to the Participant's Individual Accounts.



                                 ARTICLE 4
                                PLAN ASSETS

     4.1 INDIVIDUAL ACCOUNTS. Each Participant shall have two (2) Individual Accounts in his name, designated and described as follows:

          (a) INDIVIDUAL SHARES ACCOUNT. The balance in this Account represents the number of Shares of Stock that have been allocated to the Participant in accordance with the Plan, including Stock paid for with amounts from the Participant's Individual Fund Account and Stock received as a result of Stock dividends or Stock splits on Stock allocated to the Individual Shares Account.

          (b) INDIVIDUAL FUND ACCOUNT. The balance in this Account represents the portion of Plan Sponsor contributions allocated to the Participant on account of his sale of Bonus Policies, any Plan Sponsor contribution allocated to this Account in accordance with Section 5.6(a)(1), and cash dividends on Shares of Stock which are allocated to the Participant's Individual Shares Account, less any amounts used to pay for Shares of Stock.

     4.2 UNALLOCATED AMOUNTS. Amounts not allocated to Individual Accounts shall be designated and described as follows:

          (a) UNALLOCATED FUNDS. The balance of Unallocated Funds at any time represents Plan Sponsor contributions prior to allocation to Individual

                                 EXH 99-7

Accounts, forfeited portions of Individual Fund Accounts and cash dividends on Unallocated Shares, less any amounts used to pay for Shares of Stock.

          (b) UNALLOCATED SHARES. The balance of Unallocated Shares at any time represents the number of Shares of Stock that have been (i) forfeited from Individual Shares Accounts or paid for with amounts from Unallocated Funds, (ii) received as a result of Stock dividends or Stock splits on Unallocated Shares, (iii) surrendered pursuant to the provisions of Section 3.6(b), (iv) surrendered as a result of a distribution of cash in lieu of fractional Shares of Stock pursuant to Section 5.3, or (v) surrendered as a result of obligations owed to the Plan Sponsor pursuant to Section 8.1.

     4.3 EXPRESSED IN DOLLARS OR SHARES. Individual Fund Accounts and Unallocated Funds shall be expressed in dollars and cents. Individual Shares Accounts and Unallocated Shares shall be expressed in the number of Shares of Stock held calculated to three decimal places.

     4.4 DIVIDENDS. In the event that cash or Stock is paid to the Trust as a dividend or Stock split with respect to Stock held by the Trust, the amount of such cash or Stock (a) with respect to Stock allocated to Individual Shares Accounts shall be allocated to Individual Accounts, cash dividends to Individual Fund Accounts and Stock to Individual Shares Accounts, in proportion to the number of Shares of Stock held for the Participants in their Individual Shares Accounts, and (b) with respect to Unallocated Shares shall be allocated to Unallocated Funds and Unallocated Shares, respectively.

     4.5 MONTHLY ADJUSTMENT OF ACCOUNTS. As of the Allocation Date for each month, the accounts in the Trust shall be adjusted as follows:

          (a) Plan Sponsor contributions made during the month shall be credited to each Individual Fund Account based on the applicable percentage of First Year Premiums scheduled to be received (for purposes of Section 3.2(a)) or actually received (for purposes of Section 3.3) on Bonus Policies sold by the Participant, subject to reduction as provided in Sections 3.2,
3.5 and 3.6.

          (b) Each Participant's Individual Fund Account shall then be reduced by the cost of the Shares of Stock which are purchased with funds from such Account. Similarly, the Unallocated Funds shall be reduced by the cost of the Shares of Stock which are purchased with Unallocated Funds or, in the event of a distribution of cash pursuant to Section 5.3, the cost of the fractional Shares of Stock which are transferred out of Individual Shares Accounts thus becoming Unallocated Shares. For purposes of adjusting the accounts, the cost of Shares of Stock shall be deemed to be the weighted average purchase price (including brokerage and other fees directly related thereto) of all Shares of Stock purchased for the Reporting Month to which the Allocation Date relates. Shares of Stock held as Unallocated Shares (as a result of forfeitures or for any other reason) which are transferred to Individual Shares Accounts shall be deemed to have been purchased by the Plan at a price equal to (1) the closing market value on the last business day of the Reporting Month to which the forfeiture relates in the case of Shares of Stock which were held as Unallocated Shares as a result of forfeiture, (2) the closing market value on the date of surrender in the case of Shares of Stock which were held as Unallocated Shares as a result of surrender pursuant to Section 5.3 or 8.1, and (3) the weighted average purchase price (including brokerage and other fees directly related thereto)

                                EXH 99-8
of all Shares of Stock purchased for the Reporting Month to which the event relates in the case of Shares of Stock which were held as Unallocated Shares as a result of an event other than forfeiture or surrender pursuant to
Section 5.3 or 8.1.

          (c) Cash and Stock paid to the Trust during the month as a dividend or Stock split with respect to Stock held by the Trust shall be credited and allocated to accounts in accordance with Section 4.4.

          (d) The forfeited portions of the Individual Fund Accounts and Individual Shares Accounts of Participants who terminated Active Association with the Plan Sponsor during the previous month shall become Unallocated Funds and Unallocated Shares, respectively.

          (e) All cash held as Unallocated Funds and all Shares of Stock held as Unallocated Shares shall, in the discretion of the Plan Sponsor, revert back to the Plan Sponsor, and upon transfer to the Plan Sponsor shall thereupon become the sole property of the Plan Sponsor, subject only to the Plan Sponsor's obligation to recontribute amounts to the Plan upon a Participant's reassociation as a Participant as provided in Section 5.6. Alternatively, the Plan Sponsor may (1) offset all or a part of the cash held as Unallocated Funds and/or Shares of Stock held as Unallocated Shares against the Plan Sponsor's contribution obligations under the Plan, or (2) request that the Plan purchase Shares of Stock held as Unallocated Shares; for purposes of (1) or (2), the Shares of Stock held as Unallocated Shares shall be valued at a price equal to (1) the closing market value on the last business day of the Reporting Month to which the forfeiture relates in the case of Shares of Stock which were held as Unallocated Shares as a result of forfeiture, (2) the closing market value on the date of surrender in the case of Shares of Stock which were held as Unallocated Shares as a result of surrender pursuant to Section 5.3 or 8.1, and (3) the weighted average purchase price (including brokerage and other fees directly related thereto) of all Shares of Stock purchased for the Reporting Month to which the event relates in the case of Shares of Stock which were held as Unallocated Shares as a result of an event other than forfeiture or surrender pursuant to
Section 5.3 or 8.1.

     4.6 REPORTING. The Plan Sponsor shall report to each Participant the cash and total number of Shares of Stock held in the Participant's Individual Accounts. Such reporting shall be made quarterly, and shall be mailed, first class mail, to each Participant who has account activity during the subject quarter.


                                 ARTICLE 5
                   VESTING, DISTRIBUTION AND FORFEITURES

     5.1 VESTING AND TIMING OF DISTRIBUTIONS. Upon completing the number of Years of Credited Service specified in paragraphs (a) and (b) below or upon the occurrence of the events specified in paragraphs (c), (d) or (e) below, and subject to the provisions of Sections 5.3 and 5.6, a Participant shall become vested (subject to the provisions of Sections 3.6, 8.1, 9.1 and 10.4) in the percentage specified below of the balances, if any, of the Participant's Individual Accounts, including any portion of such balances deemed to be advances.



                                 EXH 99-9

          (a) FIVE YEARS OF CREDITED SERVICE. On the day on which a Participant completes five Years of Credited Service, he or she shall become vested in 25% of the balance, if any, of his or her Individual Shares Account. The vested amount of whole Shares (which shall include amounts allocated to the Account for the third month of the calendar quarter in which a Participant vests) shall be distributed to the Participant within 45 days after the end of such calendar quarter. Following such distribution, the Participant shall have no vested interest in his or her Individual Accounts, except as vesting may occur under paragraphs (b), (c), (d), and
(e) below.

          (b) TEN YEARS OF CREDITED SERVICE. On the day on which a Participant completes ten Years of Credited Service, he or she shall become vested in 100% of the then existing balances, if any, of his or her Individual Accounts. The vested amount of whole Shares (which shall include amounts allocated to a Participant's Individual Shares Account for the third month of the calendar quarter in which a Participant vests) shall be distributed to the Participant within 45 days after the end of such calendar quarter. The Participant shall thereafter be 100% vested at all times in the balances of his or her Individual Accounts and, within 45 days after the end of each calendar year until the Participant terminates his or her Active Association with the Plan Sponsor, the Plan shall distribute to the Participant the balance of the Participant's Individual Shares Account as of the end of such year (including amounts allocated to the Account for the twelfth month of the calendar year). Final distribution of balances of the Participant's Individual Accounts shall be made within 45 days after the end of the calendar quarter in which such termination occurs.

          (c) AGE 65. Each Participant who, on or after the Participant's 65th birthday, terminates his or her Active Association with the Plan Sponsor, shall be 100% vested in the balances of the Participant's Individual Accounts on the date of termination. The vested amounts shall be distributed to the Participant within 45 days after the end of the calendar quarter in which the date of termination occurs.

          (d) DEATH. In the event of the death of a Participant, the Participant shall be deemed to be 100% vested in the balances of his or her Individual Accounts on the day prior to the day of such death. The vested amounts shall be distributed to the Participant's surviving Beneficiary, if any, and otherwise to the Participant's estate, within 45 days after the end of the calendar quarter in which the death of the Participant occurs.

          (e) TOTAL AND PERMANENT DISABILITY. In the event of a Participant's termination of Active Association with the Plan Sponsor by reason of the Participant's total and permanent disability, such Participant shall be 100% vested in the balances of his or her Individual Accounts on the date of such termination. Disability shall mean any medically determinable physical or mental impairment which totally disables the Participant from performing any "compensable work" as defined by the Social Security Act, as amended. The determination as to the existence of any Participant's total and permanent disability shall be made solely by the Stock Bonus Management Committee which may require such medical and other evidence as in its judgment is necessary to make the determination. The vested amounts shall be distributed to the Participant within 45 days after the end of the calendar quarter in which (1) the date of termination occurs, or (2) if later, the date on which the Stock Bonus Management Committee determines that the Participant is totally and permanently disabled.

                                EXH 99-10

          (f) In the event of a termination pursuant to this Section 5.1, the Participant will be credited with First-Year Premiums on Bonus Policies prior to the end of the calendar month in which the termination date occurs, and the Participant's Accounts will be reduced to reflect amounts recoverable by the Plan Sponsor with respect to lapsed or cancelled Bonus Policies (as provided for in Section 3.4(a)) and refunded First Year Premiums (as provided for in Section 3.5) up to the last business day of the calendar month in which the date of termination occurs.

          (g) The Stock Bonus Management Committee shall determine whether vesting has occurred under paragraphs (c), (d) and (e) of this Section 5.1 if the Participant is a corporation, partnership or other legal entity.

     5.2 SPECIAL DISTRIBUTIONS. Nothing set forth in this Article 5 shall prevent the Plan Sponsor from distributing at any time, in addition to the distributions set forth in Section 5.1, any part or all of the balances in the Individual Accounts of one or more Participants, subject to whatever conditions the Plan Sponsor, in its discretion, may impose.

     5.3 FORM OF DISTRIBUTIONS. In the event of a final distribution, the Participant or Beneficiary shall receive all whole Shares of Stock credited to the Participant's Individual Shares Account, cash in lieu of any fractional Shares of Stock held in such Account, and the cash held in the Participant's Individual Fund Account. If the distribution is not a final distribution, the Participant shall receive only the whole Shares of Stock credited to his Individual Shares Account.

     5.4 DISTRIBUTIONS TO AFFILIATES. The Stock Bonus Management Committee shall have absolute discretion to determine the form of distribution under the Plan to a Participant or Beneficiary who is at the time of distribution an "affiliate" of AFLAC Incorporated within the meaning of Rule 144 under the Securities Act of 1933, as amended. The Stock Bonus Management Committee shall determine which Participants and Beneficiaries are covered by this provision. In so doing, the Stock Bonus Management Committee shall take into account any information and conclusions furnished to it by the Plan Sponsor and AFLAC Incorporated, and may in its discretion seek advice of counsel.

     5.5  FORFEITURES.

          (a) Subject to the provisions of Section 5.1, any portion of a Participant's Individual Accounts which is not vested on the date the Participant's Active Association with the Plan Sponsor is terminated, shall be forfeited.

          (b) Notwithstanding any provision to the contrary in this Plan, in the event that a Participant's Active Association with the Plan Sponsor is terminated for cause in accordance with the terms and provisions of the written contract or agreement between such Participant and the Plan Sponsor, neither the Participant nor the Beneficiary of the Participant (nor any person claiming on behalf of such Participant or Beneficiary) shall be entitled to receive any distribution or other benefits under this Plan.

     5.6 VESTING UPON REASSOCIATION. If a Participant's Active Association with the Plan Sponsor is terminated, and the Participant subsequently again enters into Active Association with the Plan Sponsor, the following rules shall apply:

                                EXH 99-11

          (a) BREAK OF LESS THAN 12 MONTHS. In the event that the Participant's Break in Service is for a period of less than twelve (12) consecutive months, then:

               (1) On the first Allocation Date occurring after the Participant again enters into Active Association with the Plan Sponsor, the Participant's Individual Fund Account shall be credited with the Participant's Forfeited Amount, and

               (2) All of the Participant's Years of Credited Service prior to the Break in Service shall be counted for purposes of computing Years of Credited Service.

          (b) BREAK OF 12 MONTHS OR MORE. In the event the Participant's Break in Service is equal to or greater than twelve (12) consecutive months, then:

               (1)  When the Participant again enters into Active
Association with the Plan Sponsor, his or her Individual Accounts shall not be credited with the Forfeited Amount, and

               (2) All of the Participant's Years of Credited Service prior to the Break in Service shall be counted for purposes of computing Years of Credited Service.

     5.7 VESTING, DISTRIBUTION AND FORFEITURES FOR SPECIAL ASSOCIATES. Notwithstanding anything to the contrary in this Article 5, if the written agreement between the Plan Sponsor and a Special Associate includes provisions regarding vesting, distribution and forfeiture of benefits which are inconsistent with the provisions of this Article 5, the provisions of such written agreement shall govern with respect to such Special Associate.


                                 ARTICLE 6
                          ADMINISTRATION OF PLAN

     6.1  ADMINISTRATION.

          (a) The Stock Bonus Management Committee shall administer and have complete control of the Plan, subject to the provisions hereof, with all powers necessary to enable it properly to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Stock Bonus Management Committee shall have the power to construe the Plan and to determine all questions that may arise hereunder, including all questions relating to the eligibility of Associates, Soliciting Brokers, Sales Coordinators or Special Associates to participate in the Plan and the amount of benefit to which any Participant or Beneficiary may become entitled hereunder. The decision of the Stock Bonus Management Committee upon all matters within the scope of its authority shall be final.

          (b) The Stock Bonus Management Committee may establish uniform rules and procedures to be followed by Participants and their Beneficiaries regarding any matter required to administer the Plan.

          (c) The Stock Bonus Management Committee shall prepare and distribute information concerning the Plan to the Participants in such manner as it shall deem appropriate and as required by law.

                                EXH 99-12

          (d) The Stock Bonus Management Committee shall be entitled to rely upon all certificates and reports, if any, furnished by the consultant or actuary of the Plan Sponsor, and upon all opinions given by any legal counsel, accountant or doctor selected or approved by the Plan Sponsor; any action taken or suffered by the Stock Bonus Management Committee in good faith in reliance upon the advice or opinion of such consultant, actuary, legal counsel, accountant or doctor shall be conclusive upon each of them and upon all Participants, Beneficiaries or other persons interested in the Plan.

     6.2 RECORDS. All material acts and determinations of the Stock Bonus Management Committee shall be duly recorded and all such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Plan Sponsor. The Plan Sponsor shall provide all necessary forms, and accounting, clerical and other such services required to carry out the proper administration of the Plan.

     6.3 FINANCIAL STATEMENTS. The Trustees shall cause financial statements of the Trust to be prepared annually and at such other times as they deem appropriate. All accounting for the Trust shall be on an accrual basis.

     6.4 DELEGATION OF AUTHORITY AND EXEMPTION FROM LIABILITY. The administrative duties and responsibilities set forth in this Article 6 may be delegated by the Stock Bonus Management Committee in whatever manner and to whatever extent it chooses to such persons as the Stock Bonus Management Committee selects. To the extent permitted by law, the Plan Sponsor shall indemnify and hold harmless the Trustees, each member of the Stock Bonus Management Committee, any member of the Board of Directors of the Plan Sponsor, and any other party acting with respect to the Plan at the request of the Plan Sponsor or the Stock Bonus Management Committee, against any and all claims, demands, suits, loss, damages, expense and liability arising from any act or failure to act with respect to the Plan, including any act or failure to act which is deemed to be a breach of such individual's fiduciary responsibilities, unless the same is determined to be due to gross negligence or willful misconduct.


                                ARTICLE 7
                     AMENDMENT AND TERMINATION OF PLAN

     7.1 AMENDMENT OF THE PLAN. The Plan Sponsor shall have the right at any time to modify, alter, or amend the Plan in whole or in part by instrument in writing duly executed; provided, however, that unless it is necessary to meet the requirements of any state or federal law or regulation, no amendment shall (i) cause or permit any part of the Trust to be used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries (subject to the provisions of Section 9.1 hereof), (ii) have the effect of revesting in or causing to inure to the benefit of the Plan Sponsor any portion of the Trust (subject to the provisions of Sections 4.5(e), 8.1 and 9.1 hereof), or (iii) operate to deprive any Participant or Beneficiary of any vested right under this Plan.

     7.2 TERMINATION OF THE PLAN. The Plan Sponsor has adopted this Plan with the intent that it be continued indefinitely; however, the Plan Sponsor

                                EXH 99-13
reserves the right at any time to reduce or to discontinue permanently the Plan Sponsor contributions to the Plan or to terminate the Plan by action of the Board. Such reduction or permanent discontinuance of Plan Sponsor contributions or termination may be made without the consent of the Trustees, the Participants or their Beneficiaries, or any other persons.

     7.3 DISTRIBUTION ON TERMINATION. The distribution of Plan assets on termination of the Plan shall be determined as follows. Upon termination of the Plan, the Plan Sponsor shall deliver a written notice of termination of the Plan to the Trustees and shall direct the Trustees, as soon as practicable and not later than the last day of the calendar quarter in which the Trustees are so notified, to reduce to cash the assets of the Trust, if any, other than the Shares of Stock held by the Trust, and to pay or provide for all liabilities and obligations of the Trust, including the expenses of the distribution and other expenses and liquidation costs of the Plan and Trust. If the amount of Unallocated Funds is insufficient to pay or provide for any liabilities and expenses, such liabilities and expenses shall be paid or provided for out of Unallocated Shares. If Unallocated Funds and Unallocated Shares are exhausted, liabilities and expenses may be paid first from the Individual Fund Accounts, on a pro rata basis, and, if necessary, then from the Individual Shares Accounts, on a pro rata basis. The balance of all Individual Accounts shall be brought up to date in accordance with
Section 4.5 as of the last day of the calendar quarter in which the Trustees are notified of the termination, after payment or provision for all liabilities and expenses as aforesaid. Upon completion of such accounting, the Trustees shall disburse to each Participant or Beneficiary, as the case may be, the full amount then standing to his credit in his Individual Fund Account and the full number of Shares of Stock then standing to his credit in his Individual Shares Account, including any portion of such balances deemed to be advances; provided that cash shall be distributed in lieu of any fractional Shares of Stock held in any Individual Shares Account.


                               ARTICLE 8
                   PLAN SPONSOR'S RIGHT OF SETOFF AGAINST
                       PARTICIPANT'S VESTED BENEFITS

     8.1 RIGHT OF SETOFF; GRANT OF SECURITY INTEREST. Subject to any applicable legal limitations, the Plan Sponsor shall have the right to charge against any benefits owed to a Participant under this Plan the amount of certain obligations of such Participant to the Plan Sponsor. The Plan Sponsor may exercise such right by notifying the Trustees of the claim and the exercise of such right, and directing that the Trustees promptly deliver to the Plan Sponsor all or a part of the Plan assets held in the Trust for such Participant (or his Beneficiary). The Trustees shall thereupon, and without further notice to such Participant (or his Beneficiary), deliver such Plan assets to the Plan Sponsor for application against obligations owed to the Plan Sponsor by the Participant. For purposes of this Section 8.1, "obligations" shall include any indebtedness of the Participant to the Plan Sponsor including, but not limited to, any advances (including advances pursuant to Section 3.2 of this Plan), loans, unearned commissions or credits made by or from the Plan Sponsor to the Participant. In addition, the Plan Sponsor shall have a lien against Plan assets or benefits which have, or may become, due to such Participant (or his Beneficiary) under this Plan, which lien shall be a first lien in favor of the Plan Sponsor as to such assets or benefits. In consideration of the right to participate in this Plan and for the benefits paid hereunder to the Participant and each

                                EXH 99-14

Beneficiary by the Plan Sponsor, each Participant and each Beneficiary grants and assigns the Plan Sponsor a security interest in all assets, rights and benefits which have, or may become, due to the Participant or Beneficiary pursuant to this Plan.


                               ARTICLE 9
        RIGHTS OR CREDITORS OF PLAN SPONSOR AND AFLAC INCORPORATED

     9.1 CREDITORS' RIGHTS UPON INSOLVENCY. Notwithstanding anything to the contrary herein, in the event of the insolvency of the Plan Sponsor, all assets contributed to the Trust on or after October 1, 1992, including any Forfeited Amount that is credited to a Participant's Individual Fund Account on or after October 1, 1992, and income thereon then held pursuant to the Trust shall be available for satisfaction of the claims of the general creditors of the Plan Sponsor in accordance with state and federal laws; provided, however, that any cash and stock dividends on assets contributed to the Trust prior to October 1, 1992 and any contributions that are made as the result of stock splits of Shares of Stock held in the Trust prior to October 1, 1992 shall not be subject to such claims regardless of whether such dividends or contributions occur on or after October 1, 1992. For purposes of this Section, the Plan Sponsor shall be considered insolvent if it is either (i) unable to pay its debts as they become due, or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.


                               ARTICLE 10
                             MISCELLANEOUS

     10.1 HEADINGS. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

     10.2 CONSTRUCTION. In the construction of the Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. The Plan shall be construed in accordance with the laws of the State of Georgia.

     10.3 INCORPORATION, ETC. In the event that an individual Participant's business as an Associate is transferred to a corporation, partnership, or other legal entity that becomes an Associate and Participant hereunder, such entity shall, if the Stock Bonus Management Committee so determines, succeed to the individual Participant's benefits and rights hereunder, and the entity's Years of Credited Service may, at the Stock Bonus Management Committee's discretion, include the individual's service as an Associate. Conversely, in the event that an Associate that is a corporation, partnership, or other legal entity ceases to be an Associate, any individual Associate who succeeds to the business of that entity shall, if the Stock Bonus Management Committee so determines, succeed to the benefits and rights of that entity hereunder, and such individual Associate's Years of Credited Service may, at the Stock Bonus Management Committee's discretion, include the entity's service as an Associate.

     10.4 SPENDTHRIFT CLAUSE. Except as provided in the Plan or as otherwise required by law, no benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to so anticipate, alienate, sell,

                                EXH 99-15
transfer, assign, pledge, encumber or charge shall be void; provided, however, that an Associate may pledge his benefits to the AFLAC Federal Credit Union to secure a loan. No such benefit shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit except as specifically provided in the Plan.

     10.5 LEGALLY INCOMPETENT. If any Participant or Beneficiary is a minor, or is in the judgment of the Stock Bonus Management Committee otherwise legally incapable of personally receiving and giving a valid receipt for any payment due him hereunder, the Stock Bonus Management Committee may, unless and until claim shall have been made by a guardian of such person duly appointed by a court of competent jurisdiction, direct that payment or any part thereof be made to such person or to such person's spouse, child, parent, brother or sister, or other person deemed by the Stock Bonus Management Committee to be a proper person to receive such payment. If the Stock Bonus Management Committee is unable, after reasonable effort, to ascertain the identity, whereabouts or existence of any Participant or Beneficiary to whom a benefit is payable under this Plan, the benefits otherwise payable to such person shall be forfeited, anything to the contrary contained elsewhere in this Plan notwithstanding. However, if a claim is subsequently made by such person, or if satisfactory proof of death of such person is received by the Stock Bonus Management Committee, the Plan Sponsor shall make a contribution to the Plan which, notwithstanding any provision of this Plan to the contrary, shall be for and so as to enable such benefit to be paid to such person or his Beneficiary, as the case may be. Any benefits lost by reason of escheat under applicable state law shall also be forfeited, but shall not be subject to reinstatement.

     10.6 ARBITRATION. Any dispute arising under this Plan, to the maximum extent allowed by applicable law, shall be subject to arbitration, and prior to commencing any court action the Trustees, Participants or Beneficiaries, as the case may be, shall submit all controversies to arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act. The award of the arbitrator(s) shall be binding and conclusive on the parties, in the absence of fraud or corruption, and each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

     10.7 CORRECTION OF ERRORS. If any change in records or error results in any Participant or Beneficiary being credited with or receiving from the Plan more or less than the person would have been entitled to had the records been correct or had the error not been made, the Stock Bonus Management Committee, upon discovery of such error, shall adjust, as far as practicable, the account or payments, as the case may be, in such a manner as to correct the error. Any Plan Sponsor contribution made by mistake of fact shall be returned to the Plan Sponsor.

     10.8 EXCLUSIVE BENEFIT. Except as otherwise specifically provided in this Plan, all assets of the Plan and Trust and all contributions of the Plan Sponsor under the Plan shall be held and used for the exclusive purpose of providing benefits for Participants and Beneficiaries, and no portion of the Trust shall inure to the benefit of or revert to the Plan Sponsor.

     10.9  LIABILITY OF PLAN SPONSOR AND AFLAC INCORPORATED.
Notwithstanding any provision to the contrary in this Plan or the Amended

                                EXH 99-16
and Restated Trust Agreement, the Plan Sponsor shall at all times remain liable to each Participant and his Beneficiary for the payment of any vested amounts distributable pursuant to the terms of this Plan to such Participant or his Beneficiary which are not so distributed by the Trust in accordance with the terms of this Plan. In addition, AFLAC Incorporated hereby guarantees the payment of such amounts.

     10.10 PARTIAL INVALIDITY. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision and this Plan shall be construed and enforced as if such provision had not been included.















































                                EXH 99-17

     IN WITNESS WHEREOF, the Plan Sponsor has caused the Plan to be signed and adopted, as amended and restated, this 10th day of November, 1992, effective as of October 1, 1992.

                                   AMERICAN FAMILY LIFE ASSURANCE
                                   COMPANY OF COLUMBUS



                                   By:   /s/ Daniel P. Amos
                                       -----------------------------------
                                               President


                                   Attest:  /s/ Joey M. Loudermilk
                                          --------------------------------
                                                   Secretary



     IN WITNESS WHEREOF, AFLAC Incorporated hereby agrees and consents to the provisions of Section 10.9 hereof as of this 10th day of November, 1992, effective as of October 1, 1992.

                                   AFLAC INCORPORATED



                                   By:    /s/ Daniel P. Amos
                                       -----------------------------------
                                                 President



                                   Attest:  /s/ Joey M. Loudermilk
                                          --------------------------------
                                                    Secretary


     IN WITNESS WHEREOF, the Trustees of the AFLAC Associate Stock Bonus Plan acknowledge receipt of the Plan as signed and adopted, as amended and restated, the day affixed next to their name, effective as of October 1, 1992.


November 10, 1992                         /s/ Paul S. Amos
-----------------------------             --------------------------------
Date                                      Paul S. Amos, Trustee


November 10, 1992                         /s/ Louis A. Hazouri, Jr.
-----------------------------             --------------------------------
Date                                      Louis A. Hazouri, Jr., Trustee


November 10, 1992                         /s/ Daniel P. Amos
-----------------------------             --------------------------------
Date                                      Daniel P. Amos, Trustee
                                EXH 99-18

                               TRUST AGREEMENT


     THIS AMENDED AND RESTATED TRUST AGREEMENT (the "Agreement"), dated October 1, 1992, entered into by and between American Family Life Assurance Company of Columbus ("Plan Sponsor"), an insurance corporation organized under the laws of the State of Georgia with its principal office in Columbus, Georgia and Paul S. Amos, Louis A. Hazouri, Jr. and Daniel P. Amos, the Trustees (hereinafter called individually "Trustee" and collectively the "Trustees"),

                        W I T N E S S E T H   T H A T:

     WHEREAS, the Plan Sponsor has adopted the AFLAC Associate Stock Bonus Plan for the benefit of Participants and their Beneficiaries as defined in said Plan;

     WHEREAS, said Plan provides that investment of all contributions made to said Plan and payment of benefits thereunder will be accomplished by a Trust Agreement, as it may be amended from time to time, which shall constitute a part of said Plan, and

     WHEREAS, the Plan Sponsor has amended and restated, as of October 1, 1992, said Plan (hereinafter, as so amended and restated, called the "Plan"), and it is desired to so amend and restate the related Trust Agreement between the Plan Sponsor and the Trustees.

     NOW THEREFORE, in consideration of the premises and the further obligations and undertakings hereinafter set forth, it is agreed as follows:


                                 ARTICLE 1
                                 THE TRUST

     (a) The Plan Sponsor, in accordance with the terms of the Plan, which Plan is made a part of this Agreement, hereby establishes with the Trustees, a trust which shall be designated the AFLAC Associate Stock Bonus Trust (hereinafter called the "Trust"), in which the Trustees shall hold such cash, securities and other property as shall from time to time constitute the assets of the Plan (hereinafter called the "Fund"). The Fund shall be held, managed, and administered by the Trustees in trust for the purpose of discharging the Plan Sponsor's legal obligations under the Plan and in accordance with the Plan and the provisions of this Agreement. The Trust is intended to be a grantor trust, of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A, of the Internal Revenue Code of 1986, as amended from time to time, and shall be construed accordingly.

     (b) Subject to the right of the Plan Sponsor as set forth in the Plan to charge against the Trust assets in order to satisfy obligations owed to the Plan Sponsor by a Participant (whether arising under this Plan or otherwise) and to the right of creditors of the Plan Sponsor to assert claims against assets of the Trust that were contributed to the Trust on or after October 1, 1992 and the income thereon held pursuant to the Trust in the case of the Insolvency of the Plan Sponsor (as herein defined), the Trustees shall discharge their duties hereunder solely in the interests of

                                EXH 99-19
the Participants and Beneficiaries of the Plan, for the exclusive purpose of providing benefits to Participants and Beneficiaries and defraying certain specified expenses of the Plan. Such duties shall be discharged with the care, skill, prudence and due diligence under the circumstances then prevailing that a prudent man acting in the like capacity and familiar with such matters would use in the conduct of an enterprise with like aims.
Prior to the satisfaction of all liabilities with respect to benefits of Participants and Beneficiaries, no part of the corpus or income of the Fund other than (i) such part as is required to pay taxes and expenses as set forth in Article 9 hereof, (ii) such part as is permitted to be reached by the creditors of the Plan Sponsor in the event of Insolvency as set forth in
Article 6 hereof, or (iii) such part as is permitted to be paid to the Plan Sponsor or to charge against amounts owed by the Participant to the Plan Sponsor pursuant to the provisions of the Plan, shall be used for, or diverted to, purposes other than the exclusive benefit of such Participants and Beneficiaries.

     (c) To the extent permitted by law, the Trustees shall not be liable for the making, retention, or sale of any investment or reinvestment of assets of the Fund made by them nor for any loss to or diminution of the Fund, and the Trustees, and each Trustee, shall be free from all liability, joint or several, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly constituted agents, in the administration of the Trust. The Plan Sponsor shall indemnify and save them, and each of them, harmless from effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent that such effects and consequences shall result from their own willful misconduct or gross negligence.

     (d) In addition to every power and discretion conferred upon the Trustees by any other provisions of this Agreement, the Trustees will have all the usual powers conferred by law on trustees; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustees shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. The duties and obligations of the Trustees with respect to the Plan and Trust are limited to those assumed by the Trustees by the terms of this Agreement and imposed by applicable law or regulation. The Trustees shall not be deemed by virtue hereof to be Administrator or Sponsor of the Plan, and shall not be responsible for receiving any order or consent of any court, for filing any reports, returns or disclosures with any government agency, for reporting to any court, or for giving any bond.

     (e) Each Trustee, by accepting this Trust, hereby acknowledges that he has received notification of the Plan Sponsor's lien and security interest in the Trust assets for the purpose of satisfying obligations the Participant may owe the Plan Sponsor.


                                ARTICLE 2
                         CONTRIBUTIONS TO TRUSTEES

     Contributions shall be paid by the Plan Sponsor into the Fund from time to time in accordance with the terms of the Plan. It shall be the duty of the Trustees to receive, hold, invest and reinvest the assets of the

                                EXH 99-20

Fund, to collect all interest, dividend and other income thereon, to hold the assets from time to time constituting the Fund under such conditions of custody and safekeeping as the Trustees shall deem appropriate for the particular type of asset, to make payments to the Plan Sponsor as permitted pursuant to the Plan or this Agreement, to make payments to creditors of the Plan Sponsor as permitted pursuant to the Plan or this Agreement, and to make payments and distributions from the Fund, all in accordance with the provisions of this Agreement and the Plan. The Trustees shall be under no duty to enforce payment of any contribution to the Fund, and shall be accountable only for money, securities and other property actually received by them.


                                ARTICLE 3
                           MANAGEMENT OF FUND

     (a) In accordance with the provisions of the Plan, the funding policy of the Trust shall be to invest wholly in shares of Common Stock of AFLAC Incorporated (the "Stock"), but in the event that Stock is not available or cannot be purchased, temporarily, under any applicable law, then and in that event the Trustees shall invest the assets of the Fund in cash or cash equivalents.

     (b) Neither by way of limitation nor in derogation but in amplification of any powers granted herein, the Trustees are further authorized:

          (1) to hold cash awaiting investment and to keep such portion of the Fund in cash or cash balances in such amounts as the Trustees may from time to time deem to be reasonable and necessary to meet anticipated distributions or costs without liability for interest or to be otherwise in the best interest of the Trust;

          (2) to sell for cash or credit, redeem, exchange for other property, convey, transfer or otherwise dispose of any property held in the Fund in any manner and at any time, by private contract or at public auction or otherwise;

          (3) to enter into contracts for or to make commitments either alone or in company with others to purchase or sell at any future date any property acquired for the Fund;

          (4) to vote or to refrain from voting upon any stocks, bonds or other securities held in the Fund, to give general or special proxies or powers of attorney with or without power of substitution with respect to such securities (provided, however, that if the Plan Sponsor or AFLAC Incorporated has entered into any binding agreement with respect to the manner in which shares of Stock held in the Plan shall be voted, the Trustees shall vote such shares of Stock in accordance with such agreement), to exercise any conversion privileges, subscription rights or other options or privileges with respect to such securities and make any payments incidental thereto, to oppose or consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities held in the Fund, delegate discretionary powers, deposit securities under a deposit agreement, pay any assessments or charges in connection therewith, and accept, hold and retain any securities or other property which may be so acquired, and generally to exercise, personally or by general or limited

                                EXH 99-21
power of attorney, any of the powers of an owner with respect to stocks, bonds, securities or other property held in the fund at any time;

          (5) to register any investment of the Fund in their own name or in the name of a nominee or nominees and to hold any investment in bearer form, to deposit or arrange for the deposit of such securities in a qualified central depository even though, when so deposited, such securities may be merged and held in bulk in the name of the nominee of such depository with other securities deposited therein by any other person, but the books and records of the Trustees shall at all times show that all such investments are part of the Fund;

          (6) to enforce by suit or otherwise or to waive any right or claim on behalf of the Trustees or the Fund, to extend the time of payments of any obligation at any time owing to the Fund, to sell, compromise, adjust or submit to arbitration any claim or right in favor of or against the Trustees or the Fund, to commence or defend suits or legal proceedings whenever in the Trustees' judgment any interest of the Fund requires it, and to represent the Fund in all suits or legal proceedings in any court of law or equity or before any body or tribunal;

          (7) to employ suitable consultants, depositories, agents, legal counsel and auditors, provided that the reasonable expenses and compensation incurred in connection therewith shall be paid by the Plan Sponsor;

          (8) to construe this Agreement and determine all questions that may arise hereunder, and to establish such rules, regulations and procedures as they deem to be required to administer the Trust in accordance with provisions of the Plan and the Trust and applicable laws; and

          (9) to do any and all acts and things, including but not limited to making, executing, acknowledging and delivering any and all documents of transfer and conveyance and any and all other instruments, such as contracts, waivers, or releases, which they may deem necessary or proper and to exercise any and all powers herein granted.

     (c) Notwithstanding any powers granted to the Trustees pursuant to this Trust Agreement or applicable law, the Trustees shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.


                                 ARTICLE 4
                                 VALUATION

     For each calendar quarter, as the Plan Sponsor may request in writing, and as may be required by law, the Trustees shall report to the Plan Sponsor in writing the value of the Fund and the balances of all accounts maintained under the Plan in terms of the number of shares of Stock, the fair market value, as determined by the Trustees, of the balance of other investments, including any cash, and the amount of any liabilities or obligations of the Trust.




                                EXH 99-22

                                ARTICLE 5
                              DISBURSEMENTS

     The Trustees shall make payments from the Fund to such persons, in such manner and in such amounts as the Plan Sponsor may direct in writing from time to time. The Trustees shall be fully protected in acting upon any such written direction without inquiry or investigation, and shall have no duty or authority to determine the rights or benefits of any Participant and Beneficiary under the Plan, or to inquire into the right or power of the Plan Sponsor to direct any payment from the Fund. If any check in payment of a benefit hereunder, which had been mailed by regular U.S. mail to the last address of the payee, is returned undelivered, the Trustees shall so notify the Plan Sponsor and shall discontinue further payments to such payee until they receive further instructions from the Plan Sponsor. The Trustees shall have no duty to locate Participants and Beneficiaries.

                                ARTICLE 6
                               INSOLVENCY

     (a) The Plan Sponsor shall be considered "Insolvent" for purposes of this Trust Agreement if it is (i) unable to pay its debts as they become due, or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b)  At all times during the continuance of this Trust, as provided in
Article 1(f) hereof, the assets contributed to the Trust on or after October 1, 1992 and the income thereon held pursuant to the Trust shall be subject to claims of general creditors of the Plan Sponsor under federal and state law as set forth below.

          (1) The Board of Directors and the Chief Executive Officer of the Plan Sponsor shall have the duty to inform the Trustees in writing of the Insolvency of the Plan Sponsor. If a person claiming to be a creditor of the Plan Sponsor alleges in writing to the Trustees that the Plan Sponsor has become Insolvent, the Trustees shall determine whether the allegation is true and, pending such determination, the Trustees shall discontinue payment of benefits to Participants and Beneficiaries of assets contributed on or after October 1, 1992 and the income thereon held pursuant to the Trust.

          (2) Unless the Trustees have actual knowledge of the Insolvency of the Plan Sponsor, or have received notice from the Plan Sponsor or a person claiming to be a creditor alleging the insolvency of the Plan Sponsor or AFLAC Incorporated, the Trustees shall have no duty to inquire whether the Plan Sponsor is Insolvent. The Trustees may in all events rely on such evidence concerning solvency as may be furnished to the Trustees and that provides the Trustees with a reasonable basis for making a determination concerning solvency.

          (3) If at any time the Trustees have determined that the Plan Sponsor is Insolvent, the Trustees shall (i) discontinue payments to Participants and Beneficiaries under this Trust Agreement of assets contributed on or after October 1, 1992 and the income thereon held pursuant to the Trust and (ii) hold such assets together with the accumulated income thereon then held pursuant to the Trust for the benefit of the Plan Sponsor's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of the Plan Sponsor with respect to benefits due under the Plan or otherwise.
                                EXH 99-23

          (4) The Trustees shall resume the payment of benefits to Participants and Beneficiaries of assets contributed on or after October 1, 1992 and the income thereon held pursuant to the Trust in accordance with the terms of this Trust Agreement only after the Trustees have determined that the Plan Sponsor is not Insolvent (or is no longer Insolvent).

     (c) Provided there are sufficient assets, if the Trustees discontinue the payment of benefits from the Trust pursuant to Article 6(b) hereof and subsequently resume such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or Beneficiaries under the terms of the Plan for the period of such discontinuance that were not made, less the aggregate amount of any payments made to Participants or Beneficiaries by the Plan Sponsor or AFLAC Incorporated in lieu of the payments provided for hereunder during any such period of discontinuance.


                                 ARTICLE 7
                            SPENDTHRIFT CLAUSE

     Except for obligations which may be owed to the Plan Sponsor, as to which obligations benefits may, subject to any applicable legal limitations, be applied by the Plan Sponsor, no benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge shall be void. No such benefit shall in any manner be liable for or subject to the debts, contract, liabilities, engagements or torts of the person entitled to such benefit except as specifically provided in the Plan.


                                ARTICLE 8
                         ACCOUNTING BY TRUSTEES

     (a) The Trustees shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, including all transactions in all accounts maintained under the Plan, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Plan Sponsor. For each calendar year, the Trustees shall file with the Plan Sponsor a written statement setting forth all investments, receipts, disbursements and other transactions, and all adjustments to all the accounts maintained under the Plan, effected since the previous statement. Such a statement setting forth all investments, receipts, disbursements and other transactions shall also be filed within 60 days after the death, removal or resignation of all the Trustees at one time. The Plan Sponsor shall, upon request, be entitled to further statements or statements at more frequent intervals from the Trustees, provided that such additional accounting is reasonable or is necessary to enable the Plan Sponsor to determine compliance of the Trustees with applicable laws and regulations.

     (b) Except to the extent otherwise provided by applicable law, no one other than the Plan Sponsor may require the Trustees to account or may institute an action or proceeding to account against the Trustees or the Fund, provided, however, that nothing herein shall in any way limit the Trustees' right to bring any action or proceeding to settle their account or for such other relief as they may deem appropriate.

                                EXH 99-24

     (c) Upon the expiration of 90 days from the date of filing by the Trustee with the Plan Sponsor of a statement of accounting with respect to the Trust, the Trustees shall, to the extent permitted by law, be forever released and discharged from all liability and accountability to anyone with respect to the propriety of their acts and transactions shown in such statement, except with respect to any acts or transactions as to which the Plan Sponsor shall file with the Trustees written objection within such 90-day period.


                                 ARTICLE 9
                                 EXPENSES

     The expenses incurred by the Plan Sponsor in the installation, administration and revision of the Plan and in the installation and revision of this Agreement, including fees for legal, accounting, actuarial or other professional services rendered to the Trustees in connection therewith, and such compensation, if any, to the Trustees as may be agreed upon in writing from time to time between the Plan Sponsor and the Trustees, shall be paid by the Plan Sponsor. Expenses incurred by the Trustees in the performance of their duties and all other proper charges and disbursements of the Trustees, authorized by the Trustees, shall be paid for by the Plan Sponsor. All commissions and fees on acquisitions or dispositions of securities and similar expenses of investment and reinvestment of the Fund, and all taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Fund or the income thereof shall be paid from the Fund.


                              ARTICLE 10
                               TRUSTEES

     (a) The Trustees shall be three in number and shall be elected by the Board of Directors of the Plan Sponsor. Each Trustee shall serve a term of four years.

     (b) A Trustee may resign at any time upon 60 days written notice delivered to the other Trustees and the Board. A Trustee may be removed by the Board upon written notice to the Trustee by the Board.

     (c) Upon the resignation, death or removal of a Trustee, the Board shall elect a Successor Trustee to serve the unexpired term. Upon the expiration of the term of a Trustee, the Board shall elect a Successor Trustee to serve a term of eight years. Upon acceptance in writing of appointment as a Successor Trustee, such Successor Trustee shall succeed to the powers, duties and responsibilities of the former Trustee as fully as if he had been originally named as a Trustee hereunder.

     (d) In the event that all of the Trustees die, are removed or resign at any one time, and successors are appointed hereunder, the Trustees shall assign, transfer and pay over to such successors the funds and properties then constituting the Fund, or the Plan Sponsor shall promptly establish an alternative funding medium and the Trustees shall assign, transfer and pay over the Fund, as then constituted, upon the directions of the Plan Sponsor. The Trustees shall continue to have the powers and duties as set forth in this Agreement until the assets constituting the Fund have been forwarded to Successor Trustees or an alternative funding medium.

                                EXH 99-25

     (e) Action by the Trustees shall be upon the majority vote of all the Trustees, and the Trustees shall maintain minutes of all meetings of the Trustees; provided, however, that a Trustee who is also a Participant or Beneficiary under the Plan shall not vote upon matters relating specifically to his or her benefits under the Plan.


                               ARTICLE 11
                        AMENDMENT AND TERMINATION

     (a) The Plan Sponsor reserves the right at any time and from time to time to amend, in whole or part, any or all of the provisions of this Agreement by written instrument signed by the Plan Sponsor and delivered to and acknowledged by the Trustees, provided that no amendment which affects the rights, duties or responsibilities of the Trustees may be made without their written consent, and provided further that unless it is necessary to meet the requirements of any state or federal law or regulation, no amendment shall authorize or permit, at any time prior to the satisfaction of all liabilities with respect to benefits of Participants and their Beneficiaries, any part of the corpus or income of the Fund, other than as specifically provided in the Plan or in this Agreement, to be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and Beneficiaries.

     (b) The Plan Sponsor reserves the right at any time to terminate the Plan as to any or all of the companies constituting the Plan Sponsor, upon written notice to the Trustees. Upon receipt of such notice, the Trustees shall continue to administer the Fund as herein provided and shall distribute the Fund at such time and manner as the Plan Sponsor shall determine in accordance with the terms of the Plan and notify the Trustees in writing. Following distribution of the entire Fund, this Agreement shall terminate.


                                ARTICLE 12
                              MISCELLANEOUS

     (a) Unless the context of this Agreement clearly indicates otherwise, all terms defined in the Plan shall have the same meaning herein.

     (b) If any provision of this Agreement shall be held legally invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the remainder of this Agreement shall continue in effect and be construed and enforced as if such provision had not been included.

     (c) This Agreement shall be administered, construed and enforced according to the laws of the State of Georgia.

     (d) Whenever the words "Plan Sponsor" are used herein, they shall be construed to include the Stock Bonus Management Committee appointed in accordance with the provisions of the Plan.

     (e) When the Plan Sponsor gives instructions, requests, directions, requisitions or moneys or certificates to the Trustees, said communications shall be in writing, signed by such person as may have been previously designated in writing by the Plan Sponsor to sign on its behalf, unless

                                EXH 99-26
otherwise agreed by the Trustees. When receiving a communication as provided for in the preceding sentence, the Trustees shall be entitled to rely thereon as the authorized action of the Plan Sponsor, and the Plan Sponsor shall hold harmless, indemnify and defend the Trustees in respect of any action taken by them in reliance thereon. The Trustees shall incur no liability for failure to act without such a written communication.

     (f) Notwithstanding any other provisions of this Agreement, the Trustees may condition their delivery, transfer or distribution of any assets of the Fund, or any other action which they may take or are directed to take with respect to the Plan, Trust or Fund, upon the Trustees receiving assurances satisfactory to them that the approval of appropriate governmental or other authorities has been secured, that such action has been properly approved and authorized in accordance with the Plan and this Agreement, and that all notices or other procedures required by the Plan, this Agreement, or applicable law have been complied with.

     (g) No person dealing with the Trustees will be obligated to see to the application for any property paid or delivered to the Trustees or to inquire into the validity, expediency or propriety of any transaction or the Trustees' authority to consummate the same, except as may specifically be required by law.

     (h) The persons executing this Agreement on behalf of the Plan Sponsor certify thereby that they are authorized by the Plan Sponsor consistent with the terms of the Plan to do so. The Plan Sponsor, by executing this Agreement, certifies that no provision hereof is inconsistent with the terms of the Plan, that all conditions and limitations in the Plan which would limit the actions of the Trustees are expressly contained herein, and that the Plan Sponsor will promptly notify the Trustees of any amendments made to the Plan.



























                                EXH 99-27

     IN WITNESS WHEREOF, the Plan Sponsor, by its duly authorized officers, has caused this Agreement to be executed, on this 10th day of November, 1992, effective as of October 1, 1992.

                                   AMERICAN FAMILY LIFE ASSURANCE
                                   COMPANY OF COLUMBUS


                                   By:  /s/ Daniel P. Amos
                                       -----------------------------------
                                           Daniel P. Amos, CEO

Attest:

/s/ Joey M. Loudermilk
----------------------------------
Secretary


     IN WITNESS WHEREOF, the Trustees of the AFLAC Associate Stock Bonus Plan, by execution hereof, do hereby accept appointment as a Trustee of said Plan the day affixed next to their name, effective as of the 1st day of October, 1992.

November 10, 1992                         /s/ Paul S. Amos
-----------------------------             --------------------------------
Date                                      Paul S. Amos, Trustee


November 10, 1992                         /s/ Louis A. Hazouri, Jr.
-----------------------------             --------------------------------
Date                                      Louis A. Hazouri, Jr., Trustee


November 10, 1992                         /s/ Daniel P. Amos
-----------------------------             --------------------------------
Date                                      Daniel P. Amos, Trustee




















                                EXH 99-28